Laboratory Corporation of America-Registered Trademark-Holdings
358 South Main Street
Burlington, NC   27215

FOR IMMEDIATE RELEASE
                         Contact:            Pamela Sherry
                                             336-584-5171, Ext. 4855
                         Shareholder Direct: 800-LAB-0401
                                             www.labcorp.com


  LABORATORY CORPORATION OF AMERICA-REGISTERED TRADEMARK- DECLARES
                      PREFERRED STOCK DIVIDENDS

BURLINGTON, NC, DECEMBER 16, 1998 - Laboratory Corporation of America Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE:
LH) today announced that its Board of Directors has declared a dividend of $1.0625 per share on the Company's 8 1/2% Series A Convertible Exchangeable Preferred Stock (Series A Preferred Stock), payable in cash. The Board has also declared a dividend of $1.0625 per share on the Company's 8 1/2% Series B Convertible Pay-in-Kind Preferred Stock (Series B Preferred Stock), payable in shares of Series B Preferred Stock at the rate of 0.02125 shares per share of Series B Preferred Stock held. No fractional shares of Series B Preferred Stock will be issued, so that the number of shares to be paid as a dividend on the Series B Preferred Stock will be rounded to the nearest whole number of shares. The dividends will be payable on December 31, 1998 for each issued and outstanding share of Series A and B Preferred Stock to stockholders of record on December 22, 1998, and will cover the dividend period from October 1, 1998 to December 31, 1998 at an equivalent annualized rate of $4.25 per share.

Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory organization with annual revenues of $1.5 billion in 1997. The Company operates primary testing facilities nationally, offering more than 1,700 different clinical assays, from routine blood analyses to more sophisticated technologies. LabCorp performs diagnostic tests for physicians, managed-care organizations, hospitals, clinics, long term care facilities, industrial companies and other clinical laboratories.

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